UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLEARBRIDGE ENERGY MIDSTREAM OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Clear Bridge Investment Vote Today on the WHITE Proxy Card CLEARBRIDGE ENERGY Your Vote Is Important, No Matter MIDSTREAM OPPORTUNITY FUND INC. (EMO) How Many Shares You Own March 31, 2023 Dear Stockholder: The ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund” or “EMO”) Annual Meeting of Stockholders will be held on April 14, 2023 (the “Annual Meeting”). The Board unanimously recommends you vote “FOR” the election of the Fund’s Board Nominee, Robert D. Agdern, on the enclosed WHITE proxy card to ensure the Board can continue to enhance value for you. Vote for the Board that has a long track record of taking action to drive strong returns and increase your distributions, including: 40.16% RETURNS $26M IN SHARES REPURCHASED in 2022, outperforming Lipper peer group since 2020, resulting in an over $6M increase to average of 25.56% the Fund’s total net assets 28.3% INCREASE 5 BASIS POINTS (0.05%) FEE WAIVER in distributions over the last five quarters lowering the Fund’s management fee well below its peer group average We urge you NOT to return any gold proxy card that you receive, as that vote will not count as a vote in support of the Fund’s Board. If you vote your shares more than once, only your latest-dated proxy card counts.

Clear Bridge Investment Your Vote is Important Please Vote on the WHITE Proxy Card Today Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the Fund’s Board Nominee. You can vote by internet, telephone or by signing and dating the WHITE Proxy Card or Voting Instruction Form and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Georgeson LLC: 1 (800) 868-1391 Forward Looking Statement Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.